Exhibit 99.1

ZCOLO ACQUIRES MARQUISNET

Acquisition Marks Twelfth Facility for the Colocation Company

LOUISVILLE, Colo.– January 3, 2012 – zColo, a Zayo Group company, announces it has acquired MarquisNet’s data-center business in Las Vegas, Nevada. The 28,000 square foot data center, located at 7185 Pollock Drive, will be the twelfth zColo Colocation facility.

The acquisition represents Zayo Group’s 18th acquisition since its inception, having recently completed the transaction for 360Networks on December 1, 2011. The acquisition is part of Zayo’s strategy to grow its Bandwidth Infrastructure business through investments in organic growth as well as acquisitions.

Along with its gaming industry focus, Las Vegas has experienced increased data center demand as a disaster recovery location for west coast enterprise customers. Zayo Group will extend its fiber network into the facility representing the ninth carrier with a network presence, delivering a range of fiber and Bandwidth Infrastructure options to its tenants.

“zColo is a carrier-neutral colocation provider focused on providing space, power, and interconnection services,” states Chris Morley, President of zColo. “Though we operate separately and autonomously from Zayo Bandwidth and Zayo Fiber Solutions, zColo’s focus is consistent with Zayo Group’s infrastructure strategy.”

With the Las Vegas facility, zColo operates 12 data centers across 11 markets, including Los Angeles and three facilities in key Carrier Gateway locations in New York and New Jersey. The company is the exclusive manager and operator of the 60 Hudson St. “Meet-Me-Room” in New York City, one of the world’s most connected buildings. zColo reported $38.7M in annualized adjusted revenue and $13.5 in annualized adjusted EBITDA in 3Q11.

For more information on Zayo Group, visit www.zayo.com.

About zColo

Zayo Colocation Inc., also known as zColo, is a wholly owned subsidiary of Zayo Group providing carrier-neutral, interconnection focused colocation services in 12 domestic locations. zColo is the exclusive operator of the 60 Hudson Street (NYC) Meet-Me-Room and other interconnection focused colocation facilities in the NY/NJ metro market, Pittsburgh, Nashville, Memphis, Cincinnati, Cleveland, Columbus, Minneapolis, Los Angeles and Las Vegas.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is a national provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro and fiber-to-the-tower networks. Zayo’s network assets include 44,000 route miles, covering 39 states plus Washington D.C. Additionally, Zayo has 4,500 buildings on-net, 450 Points-of-Presence (POPs), 2,100 cell towers on-net, and over 170,000 square feet of colocation space. Zayo was recently named one of the Denver-areas Fastest Growing Private Companies by the Denver Business Journal.

Exhibit 99.1

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